EXHIBIT 10.132

Logic Terms + Conditions ::  Time and Materials Contract

Client: Performance Health Technologies

Project: The Bug

Date: August 8, 2008

Revision: D

1.
Definition:  This is a Time and Materials contract.  Client agrees to pay Logic Product Development Company (hereafter “Logic”) for all services provided to or on behalf of Client (the “Services”) at the hourly rates quoted below and to reimburse Logic for materials purchased in the course of the project with the Materials Acquisition fees as stated below.

2.
Estimated Project Fees:  The estimated fees for this project are based on Logic’s current understanding of the scope and assumptions listed in the Technical Approach/Statement of Work document.  These estimates represent Logic’s best effort at predicting the expense for the project and may change during the course of the project.

3.
Authorization.  Client’s endorsement of the terms and definition of scope under Project Authorization will initiate the project.  Client’s purchase order will be used by Logic Accounts Payable department to identify the project during invoicing, but any inconsistent or supplemental terms or conditions contained in Client’s purchase order or any other Client document shall not become part of the contract between Logic and Client.

4.
Down Payment. Logic requires payment in the amount of 25% of the estimated price of the authorized phase or phases before beginning work on a project (hereafter “Down Payment”).  The Down Payment will apply to the final installments of progress billing.

5.
Payment Terms.  For projects lasting more than thirty (30) days, Logic will issue monthly progress billings with terms of Net thirty (30) days.  Logic will send final billings immediately upon conclusion of all projects for which it has received Client’s written approval.  Accounts past forty-five (45) days will be charged a 0.75% finance fee for every fifteen (15) days over Net thirty (30) days.

6.
Project Continuation.  Logic requires that accounts not exceed the payment terms of Net thirty (30) days.  Accounts past thirty (30) days will immediately be placed on hold and internal resources will be reallocated until the account is paid.

7.
Project Expenses. Project related expenses not itemized in this proposal including, but not limited to, travel expenses and special materials must be pre-approved by Client and are an added expense (collectively “Project Expenses”).  Project materials will be billed at cost plus an 18% materials acquisition fee (hereafter “Project Materials”).  Any required materials purchase over five thousand ($5000.00) dollars will be immediately invoiced per the terms in paragraph 3.

8.
Project Variations.  The scope, structure, and estimated fees for this proposal are based on our understanding of the project requirements at the point of project initiation.  If project requirements or assumptions change during project execution, Logic will provide the Client with recommendations for project changes and associated cost re-estimations.

9.
Billing Rates.  Billing rates quoted in this proposal are valid for the duration of the proposed project.  Logic’s billing rates are adjusted annually.  Project additions or modifications adding to the expense of this proposal, occurring after January 1 of the following year, may be subject to new rates.  Logic will inform Client of any rate changes as part of the proposed project additions.

10.
Quote Expiration.  The project estimates and schedules outlined in this specific proposal are valid for thirty (30) days from the date of the proposal.  Logic reserves the right to review and adjust these estimates and schedules if client does not approve of the proposal within thirty (30) days.

11.
Termination.  Client may cancel a project or put it on hold at anytime with a written notice to Logic.  Client agrees to pay Logic for all work performed, per the terms of this Agreement, to the date that the cancellation is received.

12.
Termination Fee.  If a project is cancelled [or put on hold] by the Client pursuant to the terms of Section 11 above, then the Client shall pay to Logic a termination fee (a “Termination Fee”) in an amount equal $8000. This is in addition to the cost of any work already preformed to date. The Termination Fee shall be payable by the Client to Logic within ten days following the termination date.

13.
Sales and Use Tax Fees.  Logic's design fees estimated in this proposal do not include sales or use taxes.  Logic pays sales and use tax on all goods and services that Logic purchases for the Client and .

and will pass these taxes on during billing.  The Client agrees to pay Logic for any sales and use taxes levied against Logic during or after the project for services rendered or materials supplied to the Client by Logic.

14.	Intellectual Property Ownership.

1.
Assignment of Intellectual Property.  Following receipt of all payments in full for all fees, Project Expenses, Project Materials, and work product conceived, discovered, created, developed or reduced to practice by Logic on behalf of Client in connection with all Services provided to or on behalf of client, Logic will assign and transfer all rights, title, and interest in and to all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries including any trade secrets, copyrights, patents, mask work rights or other intellectual property rights relating thereto (collectively, “Client Intellectual Property”).

2.
Excluded Intellectual Property.  Client acknowledges that the following shall not constitute Client Intellectual Property:  (i) information, materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries and information that was developed, owned by or licensed to Logic prior to the execution of this Agreement; (ii) information that is publicly known or becomes publicly known through no acts of Logic; and (iii) information, materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries and information developed in whole or in part by Logic that are unrelated to the Services provided by Logic hereunder.

3.
Further Assurances.  Following receipt of all payments in full for all amounts owed to Logic hereunder, Logic agrees to assist Client, or its designee, at the Client’s expense, in every proper way to secure the Client Intellectual Property in any and all countries, including the disclosure to the Client of all pertinent information and data with respect to all Client Intellectual Property, the execution of all applications, specifications, oaths, assignments and all other instruments that the Client may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Client, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Client Intellectual Property.  Logic also agrees that Logic’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

15.
Confidentiality.  Logic will take reasonable measures to maintain the confidentiality of Client's product information as defined by the Client’s confidentiality agreement.  Client acknowledges and agrees that the existence of the relationship between Logic and Client is not confidential unless otherwise instructed by the Client.  If the Client notifies Logic in writing that the relationship with Logic is confidential, Logic will only disclose the existence of such relationship with prior approval of the Client.

16.
Project Disclosure.  Logic’s viability in the marketplace is dependent upon the presentation of past work performed.  Logic reserves the right to disclose and display the results of its work developed on behalf of Client to the public as an example of Logic’s value to the marketplace.  Logic will prepare such marketing materials for review by Client and only release such materials with Client approval, which shall not be unreasonably withheld.

17.
Indemnification.  Client agrees to indemnify and hold harmless Logic from any costs, damages, attorney fees, costs, or losses as a result of any claim arising out of the Services performed or materials provided by Logic to or on behalf of Client, except as provided in the following sentence.  Logic agrees to indemnify and hold harmless Client from any costs, damages, attorney fees, costs, or losses as a result of any claim arising out of Logic’s gross negligence or professional misconduct.

18.
Employee Solicitation.  Client recognizes that Logic has a substantial investment in its intellectual property and employees.  Client agrees that it will not directly or indirectly solicit or accept services from Logic employees during the term of this Agreement and for a period of one (1) year following either the termination of this Agreement or receipt of final payment in full for all the Services performed hereunder whichever is last to occur.  Client acknowledges and agrees that if it knowingly violates the provisions of this Section 18, Logic will suffer irreparable harm for which there is no adequate remedy at law, and Client therefore consents to the issuance of any injunction or other equitable relief in favor of Logic enjoining any violation of this Agreement.  Client further agrees that if it violates this Section 18, it will immediately pay Logic, as liquidated damages, an amount equal to one (1) times the employee’s total annual compensation current at the time the employee left their position at Logic.

19.
Service Warranty; Limitations of Liability. Logic agrees that the Services provided hereunder will be performed in a professional manner consistent with the standards and practice prevailing in the respective field of engineering to which the Client’s project relates.  EXCEPT FOR THIS WARRANTY, LOGIC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.  Under no circumstances shall Logic be responsible for indirect, incidental, consequential, special or exemplary damages or lost profits of any kind.  Furthermore, Client specifically agrees that Logic’s maximum liability for any claim by Client arising out of the performance or non-performance of the Services by Logic shall be limited to the design fees paid by Client to Logic for Services prior to the time of assertion of any such claim.

20.
Survival.  In the event of any termination or expiration of this Agreement, (a) Client nonetheless remains obligated to pay for all fees, Project Expenses, and other costs due Logic payable hereunder up through the date of termination or expiration, and (b) Sections 14, 16, 17, 18, 19, 20, 21 and 26 shall nevertheless survive and remain in full force and effect.

21.
Governing Law.  This Agreement will be governed in all respects by the internal laws of the State of Minnesota (without regard to its conflict of law principles), and each party consents to the exclusive personal jurisdiction of and venue in the state and federal courts sitting in Hennepin County, Minnesota.

22.	Assignability. Except as otherwise provided in this Agreement, Logic may not sell, assign or delegate any rights or obligations under this Agreement.

23.
Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

24.	Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

25.
Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice.  If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 22.

(1)  If to Logic, to:

Logic Product Development
411 Washington Avenue North
Minneapolis, MN 55401
Attention:  General Manager Logic Services
Telephone:  (612) 672-9495
Facsimile:  (612) 672-9489

(2)  If to Client, to the address for notice on the signature page of this Agreement or, if no such address is provided, to the last address of Client provided by Client to the Logic.

26.
Attorneys’ Fees.  In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

27.	Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

Fees for Services ::

Electrical Tech	$75/hr
PCB Designer / Associate Engineer	$85/hr
Engineer I / Designer I / Sr. PCB Designer:	$105/hr
Engineer II / Designer II:	$115/hr
Senior Engineer / Designer:	$130/hr
Principal Engineer / Lead Designer	$140/hr

Materials Acquisition Fee	18%

Estimated Project Labor Fees   $145,000

Estimated Materials Expense (includes 18% Mat Acq)   $8,614

Project Authorization ::

Thank you for the opportunity to prepare this proposal.

Please sign below to indicate your acceptance of the terms and authorized scope of work.

Logic Product Development

Jason Sheard – Director of Electrical Engineering

Acceptance of terms and initiation of project by Performance Health Technologies.

o Phases 1 and 2

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Signature/Title/Date